Exhibit 35.1
TRIAD FINANCIAL CORPORATION
ANNUAL COMPLIANCE CERTIFICATE
PURSUANT TO SECTION 4.10(a) OF THE SALE AND SERVICING
AGREEMENT AND ITEM 1123 OF REGULATION AB
     I, Mike L. Wilhelms, do hereby certify that I am the Senior Vice President and CFO of Triad Financial Corporation, a California corporation (the “Company”), and further certify on behalf of the Company in its capacity as servicer (the “Servicer” and “Custodian”) under the Sale and Servicing Agreement (the “Agreement”) dated as of May 30, 2007 among the Servicer and Custodian, Triad Financial Special Purpose LLC as Depositor, Citibank, N.A. as Backup Servicer and Indenture Trustee and Triad Automobile Receivables Trust 2007-A as Issuer as follows:
          (a) A review of the Servicer’s activities during the period from May 30, 2007 (the date of issuance of the notes of Triad Automobile Receivables Trust 2007-A) through December 31, 2007 (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision;
          (b) To the best of my knowledge, based upon such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
     This certificate is delivered in accordance with Section 4.10(a) of the Agreement and is effective as of December 31, 2007.
Date: March 31, 2008

Triad Financial Corporation

/s/ Mike L. Wilhelms

Mike L. Wilhelms
Senior Vice President and CFO